Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Christine Parker
Communications Specialist
(248) 631-5438
christineparker@trimascorp.com

TRIMAS COMPLETES ACQUISITION OF ALLFAST FASTENING SYSTEMS

Positions its Aerospace Platform for Enhanced Growth

BLOOMFIELD HILLS, Michigan, October 20, 2014 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – announced today that it has completed its acquisition of Allfast Fastening Systems (Allfast) for approximately $360 million. The transaction closed on October 17, 2014, at which time Allfast became part of the Company’s Aerospace segment. The Company previously announced the agreement to acquire Allfast on September 22, 2014.

The acquisition further strengthens TriMas’ growing aerospace business, is strategically aligned with the Company’s objective to grow its higher margin business platforms, and will enable the Company to better leverage expected strong growth rates in the aerospace sector. Allfast is a leading global manufacturer of solid and blind rivets, blind bolts, temporary fasteners and installation tools for the aerospace industry with content on substantially all commercial, defense and general aviation platforms in production and in service.

“We are pleased to welcome the Allfast employees to the TriMas family,” said Tom Aepelbacher, president of TriMas Aerospace. “Adding Allfast to our aerospace platform increases our leadership and growth potential in this attractive industry segment. The combined product sets of Monogram Aerospace Fasteners, Mac Fasteners and Allfast uniquely position TriMas to benefit from platform-wide supply opportunities and to grow at a level in excess of industry aircraft build rates. In addition, we also expect to benefit from identified synergies, including leveraging combined purchasing activities, commercial initiatives, product development efforts, and sharing of better practices between businesses.”

The acquisition was funded through an underwritten incremental $275 million Senior Secured Term Loan A and additional borrowings under the Company’s existing $575 million Revolving Credit Facility. The incremental Term Loan A initially bears interest at LIBOR plus 1.875%, and may vary, consistent with the remainder of the Credit Facility, based on the Company’s leverage ratio. The Term Loan A amortizes quarterly and matures on October 16, 2018.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

About Allfast Fastening Systems

Headquartered in City of Industry, California, Allfast is a leading manufacturer of solid and blind rivets, blind bolts, temporary fasteners and installation tooling for the aerospace industry. Allfast is proud to be AS9100: Revision C and NADCAP certified. Allfast’s continued commitment to 100% customer satisfaction and lean manufacturing has earned the company numerous customer awards, including the Boeing President’s Award for Excellence, Airbus

Strategic Partner Award, Embraer Supplier of the Year Award, Lockheed’s Star Supplier Award, and Bombardier Certified Supplier Award, among many others. For more information, visit www.allfastinc.com.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company’s leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

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